Exhibit 99.1

HEALTHCARE SERVICES GROUP, INC. REPORTS RESULTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2016 &
INCREASES THIRD QUARTER 2016 CASH DIVIDEND

Bensalem, PA — October 11, 2016 — Healthcare Services Group, Inc. (NASDAQ:HCSG) reported that revenues for the three months ended September 30, 2016 increased approximately 9% to $392,734,000 compared to the same 2015 period. Net income for the three months ended September 30, 2016 was $19,711,000 or $0.27 per basic and per diluted common share, compared to the three months ended September 30, 2015 net income of $17,086,000 or $0.24 per basic and per diluted common share.

Revenues for the nine months ended September 30, 2016 increased approximately 9% to $1,164,097,000 compared to $1,070,767,000 for the same 2015 period. Net income for the nine months ended September 30, 2016 was $57,097,000 or $0.79 per basic and $0.78 per diluted common share, compared to the nine months ended September 30, 2015 net income of $48,890,000 or $0.68 per basic and diluted common share.

Additionally, our Board of Directors declared a quarterly cash dividend of $0.1850 per common share, payable on December 23, 2016, to shareholders of record at the close of business on November 18, 2016. This represents the 54th consecutive quarterly cash dividend payment, as well as the 53rd consecutive increase since our initiation of quarterly cash dividend payments in 2003.

The Company will host a conference call on Wednesday, October 12, 2016 at 8:30 a.m. Eastern Time to discuss its results for the three and nine months ended September 30, 2016. The call may be accessed via phone at 404-665-9534. The call will be simultaneously webcast under the "Events & Presentations" section of the investor relations page on our website, www.hcsg.com. A replay of the webcast will also be available on our website through approximately 10:00 p.m. Eastern Time on Wednesday, October 12, 2016.

The Company also announced that it will present at the Stifel Healthcare Conference, which is scheduled to occur on November 15-16, 2016 at the New York Palace Hotel in New York City, as well as at the Jefferies London Healthcare Conference, scheduled for November 16-17, 2016 at the Waldorf Hilton Hotel in London, England.

Cautionary Statement Regarding Forward-Looking Statements

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “goal,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services exclusively to the health care industry, primarily providers of long-term care; credit and collection risks associated with this industry; having several significant clients who each individually contributed at least 3% with one as high as 9% of our total consolidated revenues for the three and nine months ended September 30, 2016; our claims experience related to workers' compensation and general liability insurance; the effects of changes in, or interpretations of laws and regulations governing the industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services and other labor related matters such as minimum wage increases; continued receipt of tax benefits arising from our corporate reorganization and self-funded health insurance program transition; risks associated with the reorganization of our corporate structure; and the risk factors described in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2015 in Part I thereof under ''Government Regulation of Clients,” ''Competition'' and ''Service Agreements/Collections," and under Item IA "Risk Factors."

These factors, in addition to delays in payments from clients, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services could not be passed on to our clients.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new clients, provide new services to existing clients, achieve modest price increases on current service agreements with existing clients and maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and the successful execution of our projected growth strategies.

Healthcare Services Group, Inc. is the largest national provider of professional housekeeping, laundry and dietary services to long-term care and related health care facilities.

Company Contacts:

Daniel P. McCartney	Theodore Wahl	Matthew J. McKee
Chairman	President and Chief Executive Officer	Vice President of Strategy

215-639-4274
investor-relations@hcsgcorp.com

HEALTHCARE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues	$392,734,000	$360,165,000	$1,164,097,000	$1,070,767,000
Operating costs and expenses:
Cost of services provided	336,340,000	308,645,000	998,595,000	916,798,000
Selling, general and administrative	27,182,000	23,445,000	78,192,000	75,332,000
Income from operations	29,212,000	28,075,000	87,310,000	78,637,000
Other income (expense), net:
Investment and interest	1,359,000	(1,334,000)	2,548,000	(585,000)
Income before income taxes	30,571,000	26,741,000	89,858,000	78,052,000
Income tax provision	10,860,000	9,655,000	32,761,000	29,162,000

Net income	$19,711,000	$17,086,000	$57,097,000	$48,890,000

Basic earnings per common share	$0.27	$0.24	$0.79	$0.68

Diluted earnings per common share	$0.27	$0.24	$0.78	$0.68

Cash dividends per common share	$0.19	$0.18	$0.55	$0.53

Basic weighted average number of common shares outstanding	72,839,000	72,009,000	72,718,000	71,714,000

Diluted weighted average number of common shares outstanding	73,592,000	72,691,000	73,435,000	72,381,000

HEALTHCARE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2016	December 31, 2015
Cash and cash equivalents	$24,327,000	$33,189,000
Marketable securities, at fair value	80,623,000	69,496,000
Accounts and notes receivable, net	265,533,000	214,854,000
Other current assets	53,985,000	47,803,000
Total current assets	424,468,000	365,342,000

Property and equipment, net	13,275,000	13,086,000
Notes receivable - long term	4,048,000	2,972,000
Goodwill	44,438,000	44,438,000
Other intangible assets, net	15,016,000	17,108,000
Deferred compensation funding	26,332,000	25,391,000
Other assets	9,246,000	12,612,000

Total Assets	$536,823,000	$480,949,000

Accrued insurance claims - current	$23,907,000	$19,740,000
Other current liabilities	91,762,000	76,325,000
Total current liabilities	115,669,000	96,065,000

Accrued insurance claims - long term	63,213,000	62,510,000
Deferred compensation liability	26,837,000	25,918,000
Stockholders' equity	331,104,000	296,456,000

Total Liabilities and Stockholders' Equity	$536,823,000	$480,949,000

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